Exhibit (a)(10)


 This announcement is neither an offer to purchase nor a solicitation of an offer to sell any Shares. The Offer is made solely by the preliminary prospectus dated March 14, 2000, as such preliminary prospectus may be amended or supplemented, and the related Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of North Fork Bancorporation, Inc. by Salomon Smith Barney Inc. and Sandler O'Neill & Partners, L.P. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.



                        NOTICE OF OFFER TO EXCHANGE

                   EACH OUTSTANDING SHARE OF COMMON STOCK

           (INCLUDING ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                     OF

                            DIME BANCORP, INC.

                                    FOR

                       0.9302 SHARES OF COMMON STOCK

                                     OF

                      NORTH FORK BANCORPORATION, INC.

                                    AND

                      $2.00 NET TO THE SELLER IN CASH



      North Fork Bancorporation, Inc., a Delaware corporation ("North Fork"), is offering to exchange each outstanding share of Common Stock, par value $0.01 per share (the "Shares"), of Dime Bancorp, Inc., a Delaware corporation ("Dime"), for 0.9302 shares of Common Stock, par value $0.01 per share ("North Fork Common Stock"), of North Fork and $2.00 net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the preliminary prospectus dated March 14, 2000 (as such preliminary prospectus may be amended or supplemented, the "Prospectus") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 14, 2000, UNLESS THE OFFER IS EXTENDED.


      The purpose of the Offer is to enable North Fork to acquire control of, and ultimately the entire common equity interest in, Dime. North Fork intends, promptly after consummation of the Offer, to seek to have Dime consummate a merger with North Fork or a wholly owned subsidiary of North Fork (the "Merger") in which each outstanding Share (except for treasury shares of Dime and shares beneficially owned by North Fork for its own account) would be converted into the same number of North Fork shares and the same amount of cash per Share as is paid in the Offer, subject to appraisal rights available under Delaware law.

      The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with the Shares beneficially owned by North Fork for its own account, constitutes at least a majority of the Shares outstanding on a fully diluted basis, (2) the stockholders of Dime not having approved and adopted the Agreement and Plan of Merger, dated as of September 15, 1999 as amended and restated on December 27, 1999 (the "Hudson United Merger Agreement"), between Dime and Hudson United Bancorp, a New Jersey corporation ("Hudson United") in satisfaction of Section 251 of the Delaware General Corporation Law ("DGCL"), (3) North Fork being satisfied, in its reasonable judgment, that the Hudson United Merger Agreement has been validly terminated, and Dime having entered into a definitive merger agreement with North Fork to provide for the acquisition of Dime pursuant to the Offer and the Merger, (4) approval of the issuance of shares of North Fork Common Stock pursuant to the Offer and the Merger by the requisite vote of holders of North Fork Common Stock under applicable New York Stock Exchange rules, (5) North Fork being satisfied, in its reasonable judgment, that the Dime Stockholder Protection Rights Agreement is inapplicable to the Offer and the Merger, (6) North Fork being satisfied, in its reasonable judgment, that the provisions of Section 203 of the DGCL are inapplicable to the Offer and the Merger, (7) all regulatory approvals required to consummate the Offer having been obtained and remaining in full force and effect without the imposition of any condition or restriction that would be materially adverse to North Fork and Dime on a combined basis, and all statutory waiting periods in respect thereof having expired, (8) North Fork being satisfied, in its reasonable judgment, that the Stock Option Agreement, dated as of September 16, 1999, between Hudson United and Dime has been validly terminated and that the option issued by Dime to Hudson United thereunder has been surrendered to Dime for an amount not to exceed $50 million in cash, and (9) the other conditions to the Offer, as set forth in the Prospectus, having been satisfied or waived, as specified therein.

      North Fork expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for exchange of, and the exchange of, any Shares, by giving notice of such extension to First Chicago Trust Company of New York (the "Exchange Agent"). North Fork currently intends to extend the Offer until all conditions to the Offer have been satisfied or waived. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Subject to the applicable regulations of the Securities and Exchange Commission, North Fork also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for exchange of, or, regardless of whether such Shares were theretofore accepted for exchange, exchange any Shares pursuant to the Offer, (ii) to terminate the Offer and not accept for exchange or exchange any Shares not theretofore accepted for exchange upon the failure of any condition of the Offer referred to in the Prospectus under "The Offer-- Conditions of Our Offer" to be satisfied, and (iii) to waive any condition (other than the regulatory approvals condition, the North Fork stockholder approval condition and the conditions relating to the absence of an injunction and the effectiveness of the registration statement relating to the Prospectus) or otherwise amend the Offer in any respect, in each case, by giving notice of such delay, termination, waiver or amendment to the Exchange Agent and, other than in the case of any such waiver, by making a public announcement thereof. Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled date on which the Offer was to expire.

      For purposes of the Offer, North Fork will be deemed to have accepted for exchange, and thereby exchanged, Shares properly tendered to North Fork and not withdrawn if, as and when North Fork gives notice to the Exchange Agent of North Fork's acceptance for exchange of such Shares pursuant to the Offer. The Exchange Agent will deliver North Fork Common Stock and cash in exchange for Shares pursuant to the Offer and cash instead of fractional shares of North Fork Common Stock as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for tendering stockholders for the purpose of receiving North Fork Common Stock and cash from North Fork and transmitting such North Fork Common Stock and cash to validly tendering stockholders. In all cases, the exchange of Shares accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for such Shares ("Certificates") or a confirmation of a book-entry transfer of such Shares into the Exchange Agent's account at The Depository Trust Company ("DTC"),
 (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message (as defined in the Prospectus), and
 (iii) any other documents required by the Letter of Transmittal.   Under no
 circumstances will interest be paid on the cash to be paid by North Fork for such Shares, regardless of any extension of the Offer or any delay in making such payment.

      If any tendered Shares are not accepted for exchange or exchanged pursuant to the Offer for any reason, or if Certificates are submitted representing more Shares than are tendered, Certificates representing unexchanged or untendered Shares will be returned to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the procedures set forth in of the Prospectus under "The Offer--Procedure for Tendering," such Shares will be credited to an account maintained within DTC), as soon as practicable following the expiration or termination of the Offer.

      Except as otherwise provided below, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Friday, April 14, 2000 and, unless theretofore accepted for exchange pursuant to the Offer, may also be withdrawn at any time after May 16, 2000, or such later time as may apply if the Offer is extended. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of the Prospectus and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. The signature(s) on the notice of withdrawal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program (an "Eligible Institution") unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in the Prospectus under "The Offer--Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in the Prospectus under "The Offer u Procedure for Tendering" at any time prior to the expiration date of the Offer. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by North Fork, in its sole discretion, which determination will be final and binding. Neither North Fork, the Exchange Agent, the Information Agent, the Co-Dealer Managers nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

      North Fork may, although it does not currently intend to, elect to provide a subsequent offering period of three to 20 business days after the acceptance of Shares in the Offer if the requirements under Rule 14d-11 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act") have been met. Holders of Shares will not have the right to withdraw Shares tendered in the subsequent offering period, if any.

      The information required to be disclosed by Rule 14d-6(e)(1)(vii) under the Exchange Act is contained in the Prospectus and is incorporated herein by reference.

      Requests have been made to Dime pursuant to Rule 14d-5 under the Exchange Act for use of Dime's stockholder list and security position listings for purposes of disseminating the Offer to holders of Shares, and Dime has elected to deliver our materials related to the Offer. Accordingly, Dime will mail the Prospectus, the related Letter of Transmittal and other relevant materials to record holders of Shares and will furnish the Prospectus, the related Letter of Transmittal and other relevant materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list, or who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

      THE PROSPECTUS AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

      Questions and requests for assistance may be directed to the Information Agent or to the Co-Dealer Managers at their respective addresses and telephone numbers set forth below. Copies of the Prospectus, Letter of Transmittal and other exchange offer materials may be obtained at North Fork's expense from the Information Agent at the telephone numbers and address listed below, or from brokers, dealers, commercial banks and
 trust companies.   North Fork will not pay any fees or commissions to any
 broker or dealer or other person (other than the Information Agent and the Co-Dealer Managers) for soliciting tenders of Shares pursuant to the Offer.

                  The Information Agent for the Offer is:

                           D.F. KING & CO., INC.

                              77 Water Street
                             New York, NY 10005
                       CALL TOLL-FREE: 1-800-755-7250
               Banks and Brokers call collect: 1-212-269-5550


                 The Co-Dealer Managers for the Offer are:


      SALOMON SMITH BARNEY                   SANDLER O'NEILL &
      388 Greenwich Street                     PARTNERS, L.P.
      New York, New York  10013            Two World Trade Center
      Call Toll-Free (877) 416-3946       New York, New York 10048
                                              (212) 466-7700


 March 16, 2000



 Investors and security holders are advised to read North Fork's proxy statement with respect to North Fork's solicitation of proxies against the proposed Dime/Hudson United merger, and North Fork's registration statement with respect to its exchange offer for Dime common stock, each as filed with the Securities and Exchange Commission, because each of these documents contains important information. Investors and security holders may obtain a free copy of the proxy statement, the exchange offer registration statement and other documents filed by North Fork with the SEC at the SEC's Internet web site at www.sec.gov. The proxy statement, the exchange offer registration statement and such other documents may also be obtained free of charge by overnight mail or direct electronic transmission by calling D.F. King & Co., Inc. toll-free at 1-800-755-7250.

 North Fork, its directors and executive officers and certain other persons may be deemed to be "participants" in North Fork's solicitation of proxies from Dime stockholders. A detailed list of the names, affiliations and interests of the participants in the solicitation is contained in a statement on Schedule 14A filed March 7, 2000 by North Fork with the Securities and Exchange Commission.